January 2013 Pricing Sheet dated January 30, 2013 relating to Amendment No.1 to Preliminary Terms No. 517 dated January 7, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
Dual Directional Trigger PLUS Based on the iShares® FTSE China 25 Index Fund due January 29, 2015
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 30, 2013
Issuer:	Morgan Stanley
Maturity date:	January 29, 2015
Valuation date:	January 26, 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® FTSE China 25 Index Fund
Aggregate principal amount:	$8,300,000
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum leveraged upside payment.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.
If the final share price is less than the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent change
Leverage factor:	150%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Share performance factor:	final share price / initial share price
Initial share price:	$41.60, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum leveraged upside payment:	$12.20 per Trigger PLUS (122% of the stated principal amount)
Trigger level:	$33.28, which is 80% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	January 30, 2013
Original issue date:	February 4, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761M276 / US61761M2769
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$8,300,000	$186,750	$8,113,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 16 in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 517 dated January 7, 2013
Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.